                                                                      Exhibit 99

              1998 FINANCIAL RESULTS BY FISCAL QUARTER (Unaudited)
                    (In thousands, except per share amounts)

                                                                           Income               Income
1998                                                                    (loss) from            (Loss) from                  Net
Fiscal                                   Gross         Operating        Continuing             Discontinued               Income
Quarter           Revenue                Margin         Income          Operations             Operations                 (Loss)
--------         ----------            ---------       ----------      ------------            --------------            ----------
Q1               $  39,258              $15,398        $ 2,555          $    923                 $   1,389                $ 2,312
Q2                  45,955               19,007          2,360               938                       934                  1,872
Q3                  44,340               17,303          3,445             1,653                   (11,048)                (9,395)
Q4                  45,747               11,183         (9,002)           (3,756)                    1,207                 (2,549)
                 ---------              -------        -------          --------                 ---------                -------
                 $ 175,300              $62,891        $  (642)         $   (242)                $  (7,518)               $(7,760)



                    Basic Earnings Per Share                                            Diluted Earnings Per Share
------------------------------------------------------------------           ---------------------------------------------------
1998                                                          Net                                                        Net
Fiscal          Continuing          Discontinued            Income           Continuing           Discontinued          Income
Quarter         Operations          Operations              (Loss)           Operations           Operations            (Loss)
-------         -----------         -------------          -------           ----------           ------------          --------
Q1                $ 0.06              $ 0.08               $ 0.14              $ 0.06               $ 0.08              $ 0.14
Q2                  0.06                0.06                 0.11                0.06                 0.06                0.11
Q3                  0.10               (0.67)               (0.57)               0.10                (0.66)              (0.56)
Q4                 (0.24)               0.08                (0.16)              (0.24)                0.08               (0.16)
                  ------              ------               ------              ------               ------              ------
                  $(0.01)             $(0.46)              $(0.47)             $(0.01)              $(0.46)             $(0.47)
